RYAN'S FAMILY STEAK HOUSES, INC.
             REPORTS FEBRUARY SALES INFORMATION

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Ryan's   Family  Steak  Houses,  Inc.  (NASDAQ:RYAN)   today
announced that same-store sales for the 4-week period  ended
March  3,  1999  ("February") increased  by  3.1%.   Details
follow:

                                     February 1999
                                      (Unaudited)

  Total sales                       $52,370,000
  Increase from prior year                +6.1%

  Average unit sales:
  Same-store (open at least 18 mos.)      +3.1%
  All-store (all Ryan's units)            +2.9%

Management noted that February's results represent an all-time February average unit sales record.

At March 3, 1999, the Company owned and operated 280 Ryan's.

The Company's next accounting period consists of 4 weeks, ending on March 31, 1999.